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                                                                   EXHIBIT 99.3

                             SALOMON BROTHERS INC
                           Seven World Trade Center
                           New York, New York 10005
                         (212) 783-5827 (call collect)

                                                CHASE SECURITIES INC.
       BEAR, STEARNS & CO. INC.
                                                   270 Park Avenue
            245 Park Avenue                   New York, New York 10017
       New York, New York 10167             (212) 270-3582 (call collect)
      (888) 221-3671 (toll-free)

                OFFER TO EXCHANGE EACH OUTSTANDING COMMON SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE SHARE PURCHASE RIGHTS)
                                      OF
                                  ADT LIMITED
                                      FOR
                          $7.50 NET PER SHARE IN CASH
                                      AND
                            $15.00 OF COMMON STOCK
                            (SUBJECT TO ADJUSTMENT)
                                      OF
                            WESTERN RESOURCES, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
      , 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Bank Trust Companies and Other Western Resources Nominees:

  We have been appointed by Western Resources, Inc., a Kansas corporation ("Western Resources"), to act as Dealer Managers in connection with Western Resources' offer to exchange $7.50 net in cash and a number of shares of common stock, par value $5.00 per share, of Western Resources (the "Western Resources Common Stock") equal to the Exchange Ratio (as such term is defined in the Prospectus (as defined below)) for each outstanding common share, par value $0.10 per Share (each, a "Share" and collectively, the "Shares"), of ADT Limited, a company organized under the laws of Bermuda ("ADT"), including the associated preference share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1996, between ADT and Citibank, N.A., New York branch, as Rights Agent, upon the terms and subject to the
conditions set forth in the Prospectus, dated      , 1997 (the "Prospectus"),
and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE WESTERN RESOURCES SHAREHOLDER APPROVAL CONDITION, THE ADT SHAREHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE ADT BYE-LAW CONDITION AND THE REGULATORY APPROVAL CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER--CONDITIONS OF THE OFFER--MINIMUM TENDER CONDITION," "--WESTERN RESOURCES SHAREHOLDER APPROVAL CONDITION," "--ADT SHAREHOLDER APPROVAL CONDITION," "--RIGHTS PLAN CONDITION," "--ADT BYE-LAW CONDITION," "--REPUBLIC WARRANT CONDITION," "--REGULATORY APPROVAL CONDITION," AND "--CERTAIN OTHER CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

  Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the ADT Distribution Date (as defined in the Prospectus) occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Offer--Procedure for Tendering" in the Prospectus.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Prospectus, dated    ;

    2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Exchange Agent.

  Western Resources will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Managers and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. Western Resources will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Western Resources will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
P.M., EASTERN TIME, ON       , 1997, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

  Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

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  Additional copies of the enclosed materials may be obtained from the undersigned or by calling the Information Agent, MacKenzie Partners, Inc., at
(800) 322-2885 (toll free), or from brokers, dealers, commercial banks or trust companies.

                             Very truly yours,

                             Salomon Brothers Inc
                                     Bear, Stearns & Co. Inc.
                                              Chase Securities Inc.


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF WESTERN RESOURCES, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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